Exhibit 99.1

Contact: Mark J. Grescovich, President & CEO Lloyd W. Baker, CFO (509) 527-3636
News Release

Banner Corporation Announces Planned Redemption of Remaining Preferred Stock

Walla Walla, WA – November 21, 2012 - Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, announced today that it intends to redeem the remaining 30,041 shares of its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A (Series A Preferred Stock) that were issued under the Troubled Asset Relief Program (TARP) Capital Purchase Program.  The effective date for the planned redemption will be December 24, 2012.  The shares are being redeemed from third-parties that purchased the Preferred Stock from the United States Department of the Treasury in a modified Dutch auction in March 2012.

The redemption price for shares of Banner Corporation’s Series A Preferred Stock will be the stated liquidation value of $1,000.00 per share, plus any accrued or unpaid dividends that have been earned thereon up to, but not including, the date of redemption.  The Company anticipates the total cost of redeeming the remaining shares of Series A Preferred Stock will be approximately $30.2 million.  The Company has received all necessary regulatory approvals to complete the planned redemption.

The Company previously repurchased from investors the other 93,959 shares of its Series A Preferred Shares at an average price of $973.70 per share, including 43,375 shares repurchased in the current quarter.  Following the planned redemption on December 24, 2012, no shares of the Company's Series A Preferred Stock will remain outstanding.

"We are pleased to be able to announce this redemption," said Mark J. Grescovich, President and Chief Executive Officer.  "We believe this final redemption is further indication of Banner’s continued operating improvement, financial strength and appropriate capital management.  Our capital ratios following the redemption will continue to exceed the requirements of our regulators and the standards for well-capitalized banks.  We are pleased with the work we have done to strengthen our asset quality metrics, operating results, and profitability trends so that we can comfortably redeem these preferred shares."

About the Company

Banner Corporation is a $4.27 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our risk factors contained in Banner Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  Such forward-looking statements speak only as of the date of this release. Banner Corporation expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Company’s expectations of results or any change in events.